Flag International Equity 10f3 Transaction                  	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Deutsche Boerse	AWD Holding	Entrium Direct
Underwriters	DBAB, Goldman, Commerzbank, DG, Dresdner, HVB, Westlandesbank, HSBC, ING Barings, Lehman	DBAB, MSDW, Commerzbank, NDLG, Bank Sarasin, CA IB, Berenberg Bank	DBAB, Goldman, Dresdner
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	DB1	AWD	EDB
Is the affiliate a manager or co-manager of offering?	yes	yes	yes
Name of underwriter or dealer from which purchased	Goldman	n/a	n/a
Firm commitment underwriting?	yes	yes	Yes
Trade date/Date of Offering	2/5/2001	10/20/2000	9/20/1999
Total amount of offering sold to QIBs
Total amount of any concurrent public offering	$ 1,030,125.00	$ 409,236,307.74	$ 183,254,034.70
Total	$ 1,030,125.00	$ 409,236,307.74	$ 183,254,034.70
Public offering price	$ 314.73	$ 45.47	$ 17.09
Sale Price / 1st Day Close	$339.83 (Realized Gain) +8.6%	n/a	n/a
Realized gain/loss on sale	$289,513 $339.83/share (+8.6%)	n/a	n/a
Unrealized gain/loss as of 3/31	$ -	n/a	n/a
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 6.13 (1.9%)	$ 2.87 (6.3%)	$ 0.71(4.3%)
Shares purchased	10,668	n/a	n/a
Amount of purchase	$ 3,354,659.00	n/a	n/a
% of offering purchased by fund	0.33%	n/a	n/a
% of offering purchased by associated funds	0.01%	n/a	n/a
Total (must be less than 25%)	0.34%	n/a	n/a